INDEPENDENT AUDITORS' CONSENT

The Board of Directors Network Systems International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Network Systems International, Inc. of our report dated January 7, 2000, relating to the consolidated balance sheet of Network Systems International, Inc. and subsidiary as of September 30, 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the September 30, 1999, annual report on Form 10-KSB of Network Systems International, Inc.


/s/ KPMG LLP
KPMG LLP

Greensboro, North Carolina
April 4, 2000